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               DISTRIBUTION AND ADMINISTRATIVE SERVICES AGREEMENT

                                 CLASS S SHARES

THIS AGREEMENT, made and entered into as of the ______day of May, 2003, between Neuberger Berman Management, Inc. ("NBMI") and New York Life Insurance and Annuity Corporation (the "Company").

                                    RECITALS

      1. NBMI is the distributor for the Class S shares of the Portfolios (the "Portfolios") of the Neuberger Berman Advisers Management Trust (the "Fund").

      2. The Company is a life insurance company that uses Class S shares of one or more Portfolios as investment vehicles under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") issued by the Company. The Portfolios may be among several investment options offered under the Variable Contracts.

      3. The Company, NBMI and the Fund have entered into a Participation Agreement, dated June 6, 2001, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases Class S shares of certain Portfolios.

      4. Pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), the Fund has adopted a Distribution and Service Plan (the "12b-1 Plan") with respect to the Class S shares of the Portfolios pursuant to which each Portfolio pays NBMI, for services rendered under the Plan, a distribution or service fee at the annualized rate of 0.15% of the average daily net assets of the Portfolio's Class S shares ("12b-1 Fee").

      5. The 12b-1 Plan authorizes NBMI to retain the 12b-1 Fee or to use the 12b-1 Fee to compensate financial institutions and organizations, such as the Company, for servicing shareholder accounts and for services in connection with any activities or expenses primarily intended to result in the sale of the Class S shares of the Portfolios.

      6. NBMI wishes to retain the Company to furnish certain services pursuant to the 12b-1 Plan and the Company is willing to furnish such services or cause its affiliates to provide the same.
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Accordingly, the following represents the collective intention and understanding of NBMI and the Company under this Agreement.

                                    AGREEMENT

      1.    Services Provided

            The Company agrees to provide, or cause its affiliates to provide, the following 12b-1 Plan services in connection with the Class S shares attributable to the Variable Contracts ("Services"): training and educating agents of the Company about the Fund; telephone and other communication; the printing of Portfolio Prospectuses, Statements of Additional Information, and reports for other than existing shareholders; the preparation, printing, and distribution of sales literature and advertising materials that mention the Portfolios; teleservicing support in connection with the Portfolios; delivery and responding to inquiries respecting Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Fund such as printing and mailing); facilitation of the tabulation of Variable Contract owners' votes in the event of a meeting of Fund shareholders; maintenance of Variable Contract records reflecting Class S shares purchased and redeemed and Share balances, and conveyance of that information to the Fund, its transfer agent, or NBMI as may be reasonably requested; provision of support services including providing information about the Fund and its Portfolios and answering questions concerning the Fund and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Fund including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

      2.    Payment

            In consideration of the Services, NBMI agrees to pay to the Company or a person designated by the Company a service fee at the rate of ____% on an annualized basis of the average daily net assets of the Class S shares of the Portfolios held in Separate Accounts. The payment under this paragraph shall be calculated and accrued daily by NBMI and will be paid monthly, with each monthly payment to be made within thirty (30) days thereafter.

            The Company may use a portion of the payments it receives hereunder to pay commissions to broker-dealers. In connection therewith, the Company represents to NBMI that it will serve in the capacity of "paymaster" as defined in Sentry Insurance a Mutual Company, 1987 SEC No-Act. LEXIS 2750 (pub. avail. Set. 6, 1987) and any subsequent applicable No-Action Letters.


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            Unless otherwise agreed, payments of any amounts owed under this
            Agreement shall be made by check and mailed to the following address of the Company:

                           For Checks:
                           New York Life Insurance Company
                           51 Madison Avenue - Room 2304
                           New York, NY 10010
                           Attn:  Olga Jaureguilorda


                           For Wire Transfers:
                           Chase Manhattan Bank
                           ABA:  02100021
                           Routing Number:  008057001
                           Account:  45510110
                           Attn:  Jerrilyn Deluca

            In lieu of requesting that the Company indicate its Tax Identification Number ("TIN") on Form W-9, NBMI hereby requests that the Company furnish NBMI its TIN and acknowledge that the number shown below is its correct TIN.

            The Company acknowledges that the following number is its correct
            TIN: 13-3044743.


      3.    Reports

            The Company will furnish to NBMI such information as NBMI may reasonably request, and will otherwise cooperate with NBMI in the preparation of reports to the Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.

      4.    Termination

            This Agreement may be terminated as to a Portfolio at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of Class S shares on not less than 60 days' prior written notice to both parties to the Agreement.

            This Agreement may be terminated by either party, without payment of any penalty, upon 60 days' prior written notice to the other party.

            This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio.


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            In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is no longer permitted by, or becomes inconsistent with, any federal or state law.

      5.    Other Agreements

            Nothing in this Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, NBMI, or the Fund previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.


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IN WITNESS HEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.

NEUBERGER BERMAN MANAGEMENT, INC.



By:
        ---------------------------------
Name:
Title:





NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION



By:     /s/ Robert D. Rock
        ---------------------------------
Name:   Robert D. Rock
Title:  Senior Vice President


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